Exhibit 2.2

TAX MATTERS AGREEMENT

by and among

GENERAL REINSURANCE CORPORATION

BERKSHIRE HATHAWAY INC.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

and

RAILSPLITTER HOLDINGS CORPORATION

As of March 8, 2008

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of March 8, 2008 by and among WHITE MOUNTAINS INSURANCE GROUP, LTD., a company existing under the laws of Bermuda (“White Mountains”), RAILSPLITTER HOLDINGS CORPORATION, a Delaware corporation and wholly owned subsidiary of White Mountains (the “Company”), BERKSHIRE HATHAWAY INC., a Delaware corporation (“Berkshire Hathaway”), and GENERAL REINSURANCE CORPORATION, a Delaware corporation and wholly owned indirect subsidiary of Berkshire Hathaway (“General Reinsurance”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, White Mountains is the parent of a group of companies, including the Company, International American Group, a Delaware corporation (“IAG”), and Commercial Casualty Insurance Company, a California insurance company (“CCIC”); and

WHEREAS, as of the date of this Agreement, IAG and its Subsidiaries are members of an Affiliated Group the common parent of which is White Mountains Inc., a Delaware corporation and wholly owned indirect subsidiary of White Mountains (the “WM Inc. Group”); and

WHEREAS, as of the date of this Agreement, CCIC is a member of an Affiliated Group the common parent of which is White Mountains Re Holdings, Inc., a Delaware corporation and wholly owned indirect subsidiary of White Mountains (the “WM Re Holdings Group”); and

WHEREAS, pursuant to the Reorganization White Mountains will cause the stock of IAG and CCIC to be transferred to the Company; and

WHEREAS, as of the date of this Agreement, General Reinsurance owns 1,724,200 shares of common stock of White Mountains; and

WHEREAS, White Mountains, the Company, Berkshire Hathaway and General Reinsurance have entered into an agreement dated as of the date of this Agreement (the “Exchange Agreement”) pursuant to which White Mountains will transfer all of the outstanding shares of common stock of the Company to General Reinsurance in exchange for the shares of common stock of White Mountains presently held by General Reinsurance, subject to reduction under certain circumstances (as defined in Section 2.01(a) of the Exchange Agreement, the “Exchange”); and

WHEREAS, the parties hereto intend the Exchange to qualify for nonrecognition of gain or loss to General Reinsurance under Section 355(a) of the Code (the “Intended Tax-Free Treatment”); and

WHEREAS, as a result of the Exchange, the Company, IAG and its Subsidiaries and CCIC will become members of the Affiliated Group of which Berkshire Hathaway is the common parent and General Reinsurance is a member, effective after the Closing Date; and

WHEREAS, the parties to this Agreement (the “Parties”) desire to provide for and agree upon the allocation of liability for Taxes arising prior to, as a result of, and subsequent to the Transactions, and to provide for and agree upon certain other matters relating to Taxes.

The Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

SECTION 1.01.  Certain Definitions.

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority or court for the adjustment, refund, credit or offset of Taxes, including any amended Tax Return claiming adjustment to the Taxes as reported on such Tax Return or, if applicable, as previously adjusted.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, the term “control” (including its correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, the members of the Company Group are Affiliates of White Mountains with respect to the period before the Closing and Affiliates of Berkshire Hathaway with respect to the period after the Closing.

“Affiliated Group” means an affiliated group of corporations as defined in Section 1504(a) of the Code.

“Balance Sheet” means the most recent applicable IAG Balance Sheet or CCIC Balance Sheet, as such terms are defined in Section 4.07 of the Exchange Agreement.

“Berkshire Run-off Business” has the meaning assigned to such term in Section 9.01(c).

“Business Day” has the meaning assigned to such term in Section 1.01 of the Exchange Agreement.

“Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item that may or must be carried back from one taxable period to a prior taxable period under applicable Tax Law.

“CCIC” has the meaning assigned to such term in the recitals.

“CCIC Business” means the Commercial Casualty Insurance Company Business as described in Exhibit C to White Mountains’ Tax Representation Letter.

“Closing” has the meaning assigned to such term in Section 2.02 of the Exchange Agreement.

“Closing Date” has the meaning assigned to such term in Section 2.02 of the Exchange Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Tax” means any Tax computed by reference to the assets and activities of more than one company.

“Company Group” means the Company, IAG and its Subsidiaries and CCIC.

“Company Subsidiary” means IAG and its Subsidiaries and CCIC.

“Covered Opinion” means an opinion complying with the requirements of United States Treasury Department Circular 230, Title 31 Code of Federal Regulations Subtitle A, Part 10, Subpart B, Section 10.35, as amended.

“Cutoff Date” means December 31, 2007.

“Exchange” has the meaning assigned to such term in the recitals.

“Exchange Agreement” has the meaning assigned to such term in the recitals.

“Federal Consolidated Return” means any consolidated United States Federal Tax Return for an Affiliated Group.

“Final Determination” means, with respect to any Tax issue, (i) a decision, judgment, decree or other order by any court of competent jurisdiction that has become final and not subject to further appeal, (ii) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) the completion of the highest level of administrative proceedings if a judicial contest is not (or is no longer) available.

“General Reinsurance Transaction Tax” means any U.S. federal Tax (other than a Transfer Tax) imposed on General Reinsurance or its Affiliates resulting from the failure of the Exchange to qualify for the Intended Tax-Free Treatment.

“Governmental Authority” has the meaning assigned to such term in Section 1.01 of the Exchange Agreement.

“Group” means the WM Inc. Group, the WM Re Holdings Group or the Company Group, as the context requires.

“IAG” has the meaning assigned to such term in the recitals.

“IAG Business” means the International American Group Business as described in Exhibit B to White Mountains’ Tax Representation Letter.

“Indemnified Party” means a Party that seeks indemnification pursuant to this Agreement.

“Indemnifying Party” means a Party against which indemnification is sought under this Agreement.

“Intended Tax-Free Treatment” has the meaning assigned to such term in the recitals.

“IRS” means the United States Internal Revenue Service.

“IRS Ruling” has the meaning assigned to such term in Section 8.01(c) of the Exchange Agreement.

“Material Increase in Tax Risk” has the meaning assigned to such term in Section 1.01 of the Exchange Agreement.

“Non-Qualification Event” has the meaning assigned to such term in Section 1.01 of the Exchange Agreement.

“Parties” has the meaning assigned to such term in the recitals.

“Permitted Loan” means any loan of cash, evidenced by a written instrument, made by the Company or any Company Subsidiary on market terms and conditions that:  (i) requires the payment, in cash, of (A) interest on the principal amount thereof (on not less than a semiannual basis) and (B) principal at maturity; (ii) is not convertible into any equity interest in any entity or exchangeable into any other property (provided, however, that this clause shall not be interpreted to preclude any lender from taking a security interest in, or from foreclosing upon, any assets or property of the borrower); (iii) has a maturity of not longer than seven years; and (iv) is (A) made to, or guaranteed by, Berkshire Hathaway or (B) made to a borrower that is reasonably expected, at the time such loan is made, to repay all interest and principal of such loan, in accordance with its terms.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, firm, branch, registered office, governmental authority or any other entity.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Post-Cutoff Period” means any taxable period (or portion thereof) beginning after the Cutoff Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Cutoff Period” means taxable period (or portion thereof) ending on or before the Cutoff Date.

“Prime Rate” means the base rate on corporate loans charged by Citibank, N.A., New York, New York from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“Reorganization” has the meaning assigned to such term in Section 3.01 of the Exchange Agreement.

“Requesting Party” has the meaning assigned to such term in Section 3.04.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Subsidiary” of any Person means, at any date, any corporation, partnership, joint venture or other entity of which the applicable Person owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests.

“Tax” means all forms of taxation or duties imposed by a governmental entity (or political subdivision thereof), together with any related interest, penalties or other additions to tax.

“Tax Authority” means, with respect to any Tax, the governmental entity (or political subdivision thereof) that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any Tax refund, credit or offset or the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis) that decreases Taxes paid or required to be paid, including any interest with respect thereto or interest that would have been payable but for such item.  For the avoidance of doubt, Tax Benefit refers only to such benefits as have been actually realized.

“Tax Claim” has the meaning assigned to such term in Section 6.01(a).

“Tax Law” means any law of any governmental entity (or political subdivision thereof) relating to any Tax.

“Tax Records” means Tax Returns, Tax Return workpapers, documentation relating to any Tax Claims, and any other books of account or records required to be maintained under applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Representation Letters” means the letters of representations dated as of the date of this Agreement and provided by White Mountains and by Berkshire Hathaway to each of Cravath, Swaine & Moore LLP and Munger, Tolles & Olson LLP.

“Tax Return” means any report of Taxes due, any claims for a refund, credit or offset of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and any amendments or supplements to any of the foregoing.

“Transaction Agreements” has the meaning assigned to such term in Section 1.01 of the Exchange Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements, including the Reorganization and the Exchange.

“Transfer Taxes” has the meaning assigned to such term in Section 2.07(a).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“White Mountains Disclosure Schedule” has the meaning assigned to such term in Article IV of the Exchange Agreement.

“White Mountains Transaction Taxes” means any U.S federal Tax (other than a Transfer Tax) imposed on White Mountains or its Affiliates attributable to the Reorganization or resulting from the failure of the Exchange to qualify for the Intended Tax-Free Treatment.

“WM Inc. Group” has the meaning assigned to such term in the recitals.

“WM Re Holdings Group” has the meaning assigned to such term in the recitals.

SECTION 1.02.  Interpretation.  When a reference is made in this Agreement to Exhibits, Schedules, Articles or Sections, such reference shall be to an Exhibit, Schedule, Article or Section to this Agreement unless otherwise indicated.  The words “include,” “includes,” “included,” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The words “close of business” shall be deemed to mean 5:00 P.M., New York City time, on the date specified.  The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used shall dictate otherwise.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other such thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Any reference in this Agreement to a Person shall be deemed to be a reference to such Person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all its assets.

ARTICLE II

ALLOCATION OF TAX LIABILITIES AND BENEFITS

SECTION 2.01.  Indemnity by White Mountains.  Following the Closing, White Mountains shall indemnify and hold Berkshire Hathaway, General Reinsurance, the Company and their Affiliates harmless from:

        (i)  all Taxes of (x) the Company Group for all Pre-Cutoff Periods (including Taxes allocated to any Pre-Cutoff Period under Section 2.06), (y) any member of an affiliated, consolidated, combined or unitary group (other than another member of the Company Group) of which any member of the Company Group (or a predecessor thereof) was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 (or analogous or similar provisions of state, local, or foreign Tax Law), or (z) any other Person (other than another member of the Company Group) as successor or transferee, by contract or otherwise;

       (ii)  all Taxes of the Company Group that result primarily from the breach of any covenant in Section 6.01 of the Exchange Agreement or in Section 8.02 of this Agreement;

      (iii)  all General Reinsurance Transaction Taxes allocated to White Mountains under Section 2.03;

      (iv)  all White Mountains Transaction Taxes allocated to White Mountains under Section 2.04;

       (v)  all Transfer Taxes allocated to White Mountains under Section 2.07; and

      (vi)  all reasonable out-of-pocket expenses, including professional fees, incurred with respect to any Taxes described in this Section 2.01.

SECTION 2.02.  Indemnity by Berkshire Hathaway, General Reinsurance or the Company.  Following the Closing, Berkshire Hathaway, General Reinsurance and the Company Group shall, jointly and severally, indemnify and hold White Mountains and its Affiliates harmless from:

        (i)  all Taxes of the Company Group for all Post-Cutoff Periods (including Taxes allocated to any Post-Cutoff Period under Section 2.06) other than any Taxes described in Section 2.01(ii);

        (ii)  all General Reinsurance Transaction Taxes allocated to General Reinsurance under Section 2.03;

       (iii)  all White Mountains Transaction Taxes allocated to General Reinsurance under Section 2.04, but only up to a maximum aggregate amount of U.S. $10,000,000;

       (iv)  all Transfer Taxes allocated to General Reinsurance under Section 2.07; and

        (v)  all reasonable out-of-pocket expenses, including professional fees, incurred with respect to any Taxes described in this Section 2.02.

SECTION 2.03.  Allocation of General Reinsurance Transaction Taxes.  (a)  Except as provided in Sections 2.03(b) and (c) below, all General Reinsurance Transaction Taxes shall be allocated 50% to White Mountains and 50% to General Reinsurance.

(b)  White Mountains shall be allocated 100% of General Reinsurance Transaction Taxes that result primarily from, individually or in the aggregate:

        (i)  the failure to be true and correct of any representation provided by White Mountains in its Tax Representation Letter or in the request for the IRS Ruling; or

       (ii)  the breach by White Mountains or any of its Affiliates of Section 9.02, 9.03, 9.04 or 9.05.

(c)  General Reinsurance shall be allocated 100% of General Reinsurance Transaction Taxes that result primarily from, individually or in the aggregate:

        (i)  the failure to be true and correct of any representation provided by Berkshire Hathaway in its Tax Representation Letter or in the request for the IRS Ruling; or

       (ii)  the breach by Berkshire Hathaway, General Reinsurance or any of their respective Affiliates of Section 9.01, 9.03, 9.04 or 9.05.

(d)  For purposes of determining whether a representation “fails to be true and correct” under Section 2.03 or 2.04, the representation shall be treated (i) if made expressly as of a specified date, then as of such specified date and, (ii) otherwise, as if made as of the Closing Date.

SECTION 2.04.  Allocation of White Mountains Transaction Taxes.  (a)  Except as provided in Section 2.04(b) or (c), 100% of White Mountains Transaction Taxes shall be allocated to White Mountains.

(b)  General Reinsurance shall be allocated 100% of White Mountains Transaction Taxes that result primarily from, individually or in the aggregate:

        (i)  the failure to be true and correct of any representation provided by Berkshire Hathaway in its Tax Representation Letter or in the request for the IRS Ruling; or

       (ii)  the breach by Berkshire Hathaway, General Reinsurance or any of their respective Affiliates of Section 9.01, 9.03, 9.04 or 9.05.

(c)  If Berkshire Hathaway has exercised its right pursuant to Section 9.02 of the Exchange Agreement to require the consummation of the Transactions, then General Reinsurance shall be allocated 100% of the White Mountains Transaction Taxes, if any, that are imposed solely as a result of the Parties reporting the Exchange as taxable in accordance with Section 9.05(d).

SECTION 2.05.  Limitation on Indemnification if a Party Exercises its Option to Require Consummation.  Notwithstanding anything in the Transaction Agreements to the contrary:

(a)  if White Mountains has exercised its right pursuant to Section 9.02 of the Exchange Agreement to require the consummation of the Transactions, then (i) Section 2.01(iii) (relating to White Mountains’ indemnity obligation for certain General Reinsurance Transaction Taxes) and Sections 2.03(a) and (b) (allocating certain General Reinsurance Transaction Taxes to White Mountains) shall not apply, and (ii) Section 2.02(iii) (relating to Berkshire Hathaway’s, General Reinsurance’s or the Company’s indemnity obligation for certain White Mountains Transaction Taxes) and Section 2.04(b) (allocating certain White Mountains Transaction Taxes to General Reinsurance) shall not apply; and

(b)  if Berkshire Hathaway has exercised its right pursuant to Section 9.02 of the Exchange Agreement to require the consummation of the Transactions, then Section 2.01(iii) (relating to White Mountains’ indemnity obligation for certain General Reinsurance Transaction Taxes) and Sections 2.03(a) and (b) (allocating certain General Reinsurance Transaction Taxes to White Mountains) shall not apply.

SECTION 2.06.  Allocation of Taxes Between Periods.  (a)  Tax items for any taxable period (or portion thereof) that includes the Cutoff Date shall be allocated between the Pre-Cutoff Period and the Post-Cutoff Period (i) in the case of any Taxes imposed on a periodic basis, such as real, personal and intangible property Taxes, on a daily pro-rata basis and (ii) in the case of any other Taxes, in accordance with the principles of Treasury Regulation § 1.1502-76(b) (relating to the “closing of the books” method) as reasonably interpreted and applied by the Parties.

(b)  With respect to any taxable period (or portion thereof) beginning after the Cutoff Date and ending on or before the Closing Date, the amount of Tax of each member of the Company Group shall be determined as if IAG and its Subsidiaries ceased to be members of the WM Inc. Group and commenced to be members of a separate Affiliated Group, and CCIC ceased to be a member of the WM Re Holdings Group, as of the day after the Cutoff Date.

SECTION 2.07.  Transfer Taxes.  (a)  All sales, use, gross receipts, stamp duty or other transfer Taxes (“Transfer Taxes”) imposed on the transfers occurring as part of the Reorganization shall be allocated to White Mountains.

(b)  Transfer Taxes imposed on the Exchange, if any, shall be allocated 50% to White Mountains and 50% to General Reinsurance.

SECTION 2.08.  Tax Benefits.  (a)  White Mountains shall be entitled to any Tax Benefits that relate to Taxes described in Section 2.01, other than any Taxes with respect to which Section 2.05 prevents allocation to White Mountains.

(b)  General Reinsurance shall be entitled to any Tax Benefits that relate to Taxes described in Section 2.02, other than any Taxes with respect to which Section 2.05 prevents allocation to General Reinsurance.

SECTION 2.09.  No Duplicative Payment.  Notwithstanding anything to the contrary in this Agreement, it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required to be paid under any Transaction Agreement, and this Agreement shall be construed accordingly.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

SECTION 3.01.  White Mountains Responsibility.  White Mountains shall prepare and file, or cause to be prepared and filed:

        (i)  Federal Consolidated Returns for the WM Inc. Group and Federal Consolidated Tax Returns for the WM Re Holdings Group, in each case for all taxable periods; and

       (ii)  all other Tax Returns required to be filed by or with respect to the members of the Company Group on or before the Closing Date.

SECTION 3.02.  Company Responsibility.  The Company or General Reinsurance, as applicable, shall prepare and file, or cause to be prepared and filed, all other Tax Returns required to be filed by or with respect to the members of the Company Group.

SECTION 3.03.  Tax Accounting Practices.  (a)  Except as otherwise provided in Section 9.05, any Tax Return of any member of the Company Group for any (x) Pre-Closing Period or (y) for any Post-Closing Period to the extent Tax items reported on such Tax Return are expected to affect Tax liability or Tax indemnity obligation for any Pre-Cutoff Period, shall be prepared in accordance with past Tax accounting practices used with respect to Tax Returns of the members of the Company Group, as applicable (unless such past practices are not permissible under applicable Tax Law), and to the extent any Tax items are not covered by past practices (or such past practices are not permissible under applicable Tax Law), in accordance with reasonable Tax accounting practices selected by the Responsible Party.  Each Party agrees to compute its respective Tax liabilities, and the Tax liabilities of its Subsidiaries, for Post-Closing Periods consistent with the determinations made under Section 5.03.

(b)  In the case of any Tax Return that is required to be prepared and filed by one Party under this Agreement and that is required by law to be signed by another Party (or by its authorized representative), the latter Party shall not be required to sign such Tax Return under this Agreement if there is no substantial authority for the Tax treatment of any material Tax items reported on the Tax Return.

SECTION 3.04.  Right to Review Tax Returns.  The Responsible Party with respect to any Tax Return shall make such Tax Return (or the relevant portions thereof) and related workpapers available for review by the other Parties, if requested by any Party (the “Requesting Party”), but only to the extent such Tax Return (or portions thereof) relates to Taxes for which the Requesting Party or any of its Subsidiaries may be liable or may have a claim for Tax Benefits under this Agreement. The Responsible Party shall use its reasonable best efforts to make such Tax Returns (or portions thereof) available for review sufficiently in advance of the due date for filing such Tax Returns so as to provide the Requesting Party with a meaningful opportunity to analyze and comment on such Tax Returns (or portions thereof) and have such Tax Returns modified before filing.  The Parties shall cooperate in good faith to resolve any issues arising out of the review of such Tax Returns (or portions thereof).

SECTION 3.05.  Adjustment Requests (Including Amended Tax Returns).  Unless each of the other Parties consents (which consent shall not be unreasonably withheld or delayed), (i) no Adjustment Request with respect to any Combined Tax for a Pre-Closing Period shall be filed (unless such Adjustment Request will not increase the Tax liability of the Company Group for a Post-Cutoff Period), and (ii) any available elections to waive the right to claim in any Pre-Closing Period with respect to any Combined Tax of the WM Inc. Group or the WM Re Holdings Group any Carryback of any member of the Company Group arising in a Post-Closing Period shall be made, and no affirmative election shall be made to claim any such Carryback.  Any Adjustment Request that the Parties consent to make under this Section 3.05 shall be prepared and filed by the Responsible Party under Sections 3.01 and 3.02 for the Tax Return to be adjusted. The Party requesting the Adjustment Request shall provide to the Responsible Party all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by the Responsible Party.

ARTICLE IV

TIMING OF PAYMENTS

SECTION 4.01.  Tax Payments.  Each Party shall timely pay to the relevant Tax Authority all Taxes that are legally imposed on it, including any Taxes for which such Party may seek indemnity under this Agreement.

SECTION 4.02.  Indemnity Payments.  (a)  Each Indemnified Party shall (i) timely compute any amounts to which it may be entitled under this Agreement; and (ii) promptly (but in no event later than within 15 Business Days from the date such Taxes are paid) provide the Indemnifying Party with a written notice of any amounts due from such Indemnifying Party accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the calculation of such amounts; provided, however, that failure to give such notice shall not affect the indemnification provided under this Agreement except to the extent that the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b)  Any indemnity payment under this Agreement shall become due upon the receipt of the written notice described in Section 4.02(a).  Within 15 Business Days following the receipt by the Indemnifying Party of that notice, the Indemnifying Party shall pay to the Indemnified Party the amount shown thereon as due, together with interest computed at the Prime Rate based on the number of days from the later of (i) the date of Tax payment or (ii) the date the notice is received to the date the Indemnifying Party makes its indemnity payment.

(c)  For the avoidance of doubt, and without limiting the foregoing provisions of this Section 4.02, following the occurrence of a Non-Qualification Event, the payment of estimated Taxes calculated with respect to the Exchange, as well as any payment of Taxes made with respect to the Exchange required to be made on the original due date of an Indemnified Party’s Tax Return for the year that includes the Closing Date despite the fact that such Tax Return is not filed on such original due date, shall be treated as the payment of Taxes for purposes of this Section 4.02.

SECTION 4.03.  Tax Benefits.  (a)  In the event that any Tax Benefit to which White Mountains is entitled under Section 2.08 is received by Berkshire Hathaway, General Reinsurance or any of their respective Subsidiaries (including any member of the Company Group if such Tax Benefit is received after Closing), the recipient shall pay White Mountains, within 15 Business Days following receipt, the amount of such Tax Benefit (including any Tax Benefit realized as a result of the payment), net of any out-of-pocket expenses, including professional fees, and Taxes attributable to such Tax Benefit.

(b)  In the event that any Tax Benefit to which General Reinsurance is entitled under Section 2.08 is received by White Mountains or any of its Subsidiaries (including any member of the Company Group if such Tax Benefit is received before Closing and is not retained by the Company Group), the recipient shall pay General Reinsurance, within 15 Business Days following receipt, the amount of such Tax Benefit (including any Tax Benefit realized as a result of the payment), net of any out-of-pocket expenses, including professional fees, and Taxes attributable to such Tax Benefit.

(c)  Any Tax Benefit payment shall include interest computed at the Prime Rate based on the number of days from the date of receipt of the Tax Benefit to the date of payment of such amount under this Section 4.03.

(d)  In the event that any Tax Benefit for which a payment has been made pursuant to this Section 4.03 is subsequently reduced or disallowed, the Person that received such payment shall indemnify and hold harmless the Person that made such payment for any Tax liability, including related interest and penalties, assessed against such Person by reason of the reduction or disallowance.

ARTICLE V

COOPERATION; TAX RECORDS; CONFIDENTIALITY

SECTION 5.01.  Cooperation.  (a)  The Parties shall cooperate (and cause their respective Subsidiaries to cooperate) with each other and with each other’s agents (including accounting firms and legal counsel) in connection with Tax matters relating to the Parties and their Subsidiaries, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Tax Benefit, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.

(b)  The Parties shall make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Subsidiaries) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes; provided that the requesting Party shall reimburse the other Party for its reasonable out-of-pocket expenses, including professional fees and excluding compensation of the Party’s officers, directors and employees.

(c)  The Parties and their respective Subsidiaries shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Party in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

SECTION 5.02.  Retention of Tax Records.  The Parties shall preserve and keep (or cause to be preserved and kept) all Tax Records exclusively relating to the assets and activities of the Company Group for Pre-Closing Periods, and White Mountains shall preserve and keep all other Tax Records relating to Combined Taxes of the WM Inc. Group, the WM Re Holdings Group and the Company Group for Pre-Closing Periods, for so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the Closing Date.  If, prior to the expiration of such period, a Party reasonably determines that any Tax Records that it is required to preserve and keep under this Article V are no longer material in the administration of any matter under applicable Tax Law, such Party may dispose of such records upon 90 days’ written notice to the other Party. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

SECTION 5.03.  Certain Tax Information.  White Mountains shall provide to General Reinsurance as soon as practicable (but not later than 30 days after the Closing Date) a schedule detailing any carryover item that may be partially or totally attributed and carried over by the Company Group, including with respect to the tangible and intangible properties of the Company Group (i) their adjusted bases, (ii) the methods of depreciation or amortization used by the WM Inc. Group and the WM Re Holdings Group, and (iii) the remaining recovery periods, in each case, as of the Closing Date, for Federal, state and foreign Tax purposes. White Mountains shall promptly notify General Reinsurance of any subsequent adjustments that may affect the amount of such carryover items and associated Tax attributes.

SECTION 5.04.  Confidentiality.  Any Tax information or Tax-related documents provided under this Agreement shall be kept confidential by the Party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

ARTICLE VI

TAX CLAIM PROCEDURES

SECTION 6.01.  Tax Claim Notice.  (a)  Each Indemnified Party shall promptly notify the Indemnifying Party of the commencement of any demand, audit, examination, action, investigation, suit, proceeding or other proposed change or adjustment by any Tax Authority concerning any Tax, or any other adjustment or claim, (i) that could reasonably give rise to an indemnity liability of the Indemnifying Party pursuant to this Agreement (each a “Tax Claim”) or (ii) that could reasonably be expected to affect the Tax consequences of the Transactions to either Party.

(b)  Each Tax Claim notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

(c)  In the event that such notice of any Tax Claim is not given to the Indemnifying Party within a sufficient period of time or in reasonable detail to apprise the Indemnifying Party of the nature of such claim (in each instance taking into account the facts and circumstances with respect to such claim), the Indemnifying Party shall not be liable to the Indemnified Party under this Agreement for such claim, but only to the extent that the rights of the Indemnifying Party with respect to such claim are actually and materially prejudiced.

(d)  After the delivery of the notice required by Section 6.01(a), the Indemnified Party shall deliver to the Indemnifying Party such additional information with respect to such Tax Claim in its possession that the Indemnifying Party may reasonably request.

SECTION 6.02.  Control of Tax Claims.  (a)  In General.  Subject to Section 6.02(b), the Indemnified Party shall be entitled to exercise full control of the defense, compromise or settlement of any Tax Claim unless the Indemnifying Party (within a reasonable time after the receipt of notice of such Tax Claim in accordance with Section 6.01(a)):

        (i)  delivers a written confirmation to such Indemnified Party that the indemnity provisions of this Agreement are applicable to such Tax Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Tax Claim pursuant to this Agreement,

       (ii)  notifies such Indemnified Party in writing of the Indemnifying Party’s intention to assume the defense thereof, and

      (iii)  retains legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Tax Claim,

in which case the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Tax Claim.

(b)  Transaction Taxes.  In the case of any Tax Claim with respect to General Reinsurance Transaction Taxes or White Mountains Transaction Taxes, White Mountains and General Reinsurance shall have the right to control jointly the defense, compromise or settlement of such Tax Claim (and neither Party shall settle or compromise or consent to entry of any judgment with respect to any such Tax Claim without the prior written consent of the other Party) except (i) in the case of General Reinsurance Transaction Taxes, to the extent General Reinsurance waives all related indemnities and allocations of such Taxes under Sections 2.01(iii), 2.03(a) and 2.03(b) (or such provisions shall have ceased to apply under Section 2.05), in which case General Reinsurance shall have the sole right to control the defense, compromise or settlement of such Tax Claim, or (ii) in the case of White Mountains Transaction Taxes, to the extent White Mountains waives all related indemnities and allocations of such Taxes under Sections 2.02(iii) and 2.04(b) (or such provisions shall have ceased to apply under Section 2.05), in which case White Mountains shall have the sole right to control the defense, compromise or settlement of such Tax Claim. In the case of any Tax Claim over which General Reinsurance and White Mountains exercise joint control, the parties shall use their reasonable best efforts to resolve any disputes that arise with respect to the defense, compromise or settlement of such Tax Claim. If the Parties are unable to agree, they shall promptly elevate the matter to the level of their respective Chief Executive Officers.

(c)  Combined Taxes.  In the case of any Tax Claim with respect to any Combined Tax:

        (i)  White Mountains shall control the defense of the portion of the Tax Claim directly and exclusively related to any proposed adjustment by a Tax Authority that would create or increase a Tax liability for which White Mountains and/or any of its Affiliates would be exclusively liable under this Agreement; and

       (ii)  the Company shall control the defense of the portion of the Tax Claim directly and exclusively related to any proposed adjustment by a Tax Authority that would create or increase a Tax liability for which General Reinsurance, the Company and/or any of their respective Affiliates would be exclusively liable under this Agreement.

(d)  Participation of Non-Controlling Party.  Unless the Parties exercise joint control, the Party controlling the defense, compromise or settlement of any Tax Claim under this Section 6.02 shall:

        (i)  notify the non-controlling Party of significant developments with respect to such Tax Claim;

       (ii)  keep the non-controlling Party reasonably informed;

      (iii)  consult with the non-controlling Party with respect to any issue that reasonably could be expected to have an adverse effect on the non-controlling Party or any of its Affiliates (including by giving rise to an indemnity obligation of the non-Controlling Party or any of its Affiliates); and

      (iv)  provide the non-controlling Party with an opportunity to attend, at the non-controlling Party’s own expense, as an observer, settlement discussions and other conferences or meetings with respect to such Tax Claim.

ARTICLE VII

TAX REPRESENTATIONS AND WARRANTIES OF WHITE MOUNTAINS

White Mountains represents and warrants to Berkshire Hathaway and General Reinsurance, except as otherwise specifically disclosed to Berkshire Hathaway and General Reinsurance in the White Mountains Disclosure Schedule, as of the date of this Agreement, as follows:

SECTION 7.01.  Taxes and Tax Returns.  Each member of the Company Group has filed (or otherwise been included in) all Federal income Tax Returns and all other material Tax Returns required to be filed with respect to it.  All such Tax Returns are true, complete and correct in all material respects, and all Taxes shown thereon as owing have been paid.

SECTION 7.02.  Withholding Taxes.  Each member of the Company Group has in all material respects withheld and paid over to the proper Tax Authority all Taxes required to be withheld and paid over.

SECTION 7.03.  Claims and Disputes.  There is no material dispute or claim concerning any Tax liability of any member of the Company Group either claimed or raised by any Tax Authority in writing.

ARTICLE VIII

PRE-CLOSING COVENANTS

SECTION 8.01.  Termination of Prior Tax Sharing Agreements.  Prior to the Closing, White Mountains must terminate all prior Tax sharing agreements. Upon termination, all rights and obligations under such agreements shall cease.

SECTION 8.02.  No Material Tax-Related Changes.  From the date of this Agreement until the Closing, White Mountains will not, and will not permit its Subsidiaries to:

        (i)  make, change or revoke any material Tax election relating primarily to (or that would materially and negatively affect) any member of the Company Group,

       (ii)  change materially any method of Tax accounting relating primarily to (or that would materially and negatively affect) any member of the Company Group,

      (iii)  consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment relating primarily to (or that would materially and negatively affect) any member of the Company Group,

      (iv)  settle or compromise any material Tax liability relating primarily to (or that would materially and negatively affect) any member of the Company Group,

       (v)  enter into any material agreement relating primarily to (or that would materially and negatively affect) Taxes of a member of the Company Group with any Tax Authority, or

      (vi)  make any material change in any Tax practice or policy relating primarily to (or that would materially and negatively affect) any member of the Company Group;

except, in each case, (A) as consented to or approved in advance by Berkshire Hathaway (which consent shall not be unreasonably withheld or delayed), (B) as otherwise required because of a change in law or a Final Determination or (C) to the extent such actions would not affect Taxes of or with respect to any member of the Company Group due for any Post-Cutoff Period.

SECTION 8.03.  IRS Ruling.  Without limiting the generality of Section 6.03 of the Exchange Agreement, as soon as reasonably practicable after the date of this Agreement, White Mountains shall prepare and file, or cause to be prepared or filed, the joint request of White Mountains and Berkshire Hathaway for the IRS Ruling, and White Mountains and Berkshire Hathaway shall proceed in good faith and exercise their reasonable best efforts to cause the IRS Ruling to be timely issued, including by making such reasonable representations (that are true and correct) as are requested by the IRS.  In addition, White Mountains shall be responsible for preparing and submitting (i) the documentation, if any, for any IRS pre-submission conference, (ii) the written responses to subsequent IRS information requests, if any, and (iii) the draft of the private letter ruling; provided, however, that White Mountains shall not submit any such materials to the IRS (or any other materials relating to the IRS Ruling process) without Berkshire Hathaway’s consent (which consent shall not be unreasonably withheld or delayed). Without limiting the generality of Section 5.01, the Parties shall cooperate with each other in respect of the preparation of such documents and shall furnish all information to each other that is reasonably necessary or advisable with respect thereto.  White Mountains shall share working drafts of such documents with Berkshire Hathaway and General Reinsurance, permit Berkshire Hathaway and General Reinsurance to review and comment on such documents, consider in good faith all comments of Berkshire Hathaway or General Reinsurance with respect to such documents, and otherwise consult with and keep Berkshire Hathaway and General Reinsurance reasonably informed regarding any issues, communications or significant developments relating to the IRS Ruling process. White Mountains shall also notify Berkshire Hathaway and General Reinsurance of, and permit Berkshire Hathaway and General Reinsurance to participate in, any meetings or discussions with the IRS relating to the IRS Ruling process including any IRS pre-submission conference.  For the avoidance of doubt, nothing in this Section 8.03 shall require Berkshire Hathaway, General Reinsurance or their Affiliates to make any representations to the IRS other than representations that (x) reasonably relate to the activities of Berkshire Hathaway, General Reinsurance or their Affiliates with respect to White Mountains or the Company Group or to their intended operation of the Company, the IAG Business or the CCIC Business and (y) do not impose restrictions or requirements on the operation of Berkshire Hathaway, General Reinsurance or their Affiliates (including the Company Group) that are materially in excess of the restrictions or requirements set forth in Section 9.01.

ARTICLE IX

TAX-FREE STATUS OF EXCHANGE

SECTION 9.01.  Berkshire Hathaway and General Reinsurance Covenants.  (a)  Subject to Section 9.01(b), during the period that begins on the Closing and ends on the second anniversary of the Closing Date, Berkshire Hathaway, General Reinsurance and their Affiliates shall not, in any transaction or series of transactions:

        (i)  liquidate the Company or cause the Company to liquidate any Company Subsidiary, in each case including by way of merger, consolidation or conversion;

       (ii)  dispose, directly or indirectly, of the shares of the Company or cause the Company to dispose, directly or indirectly, of the shares of any Company Subsidiary;

      (iii)  cause or permit the Company or any Company Subsidiary, directly or indirectly, to distribute or transfer to Berkshire Hathaway, General Reinsurance or any of their Affiliates (other than the Company or any Company Subsidiary) any cash or property, other than (A) distributions or transfers of any amounts of operating cash flow of the Company or the Company Subsidiaries, as applicable, after the Exchange, (B) transfers of cash pursuant to any Permitted Loans, (C) transfers of cash or property pursuant to any contracts in existence prior to the Closing between the Company or any Company Subsidiary on the one hand, and Berkshire Hathaway, General Reinsurance or any of their Affiliates on the other hand, or (D) any other transfers of cash to pay Taxes, operational expenses, benefit plan expenses or any other expenses, in each case properly allocable to any member of the Company Group;

      (iv)  cause or permit the Company or any Company Subsidiary, directly or indirectly, to redeem or otherwise purchase any of its outstanding stock;

       (v)  cause or permit the Company or any Company Subsidiary to sell or otherwise dispose of all or substantially all of its assets, except in the ordinary course of business;

      (vi)  cause or permit IAG to cease to operate the IAG Business, or CCIC to cease to operate the CCIC Business, in each case in a manner substantially consistent with the operation of the IAG Business and the CCIC Business immediately before the Closing;

     (vii)  cause or permit the Company to sell or otherwise dispose of any equity interest in any Company Subsidiary that would cause the Company and such Company Subsidiary to fail to be members of the same Affiliated Group;

    (viii)  cause or permit the Company or any Company Subsidiary to change the terms of any Permitted Loan in a manner that would cause such loan to fail to continue to qualify as a Permitted Loan; or

       (ix)  cause or permit the Company or any Company Subsidiary to reinsure all (or substantially all) of the risks associated with the IAG Business or the CCIC Business.

(b)  Berkshire Hathaway, General Reinsurance and their Affiliates may take any of the actions described in Section 9.01(a) if, prior to taking such action,  Berkshire Hathaway or General Reinsurance obtains:

        (i)  a ruling from the IRS confirming that the proposed action will not affect the Tax treatment of the Transactions;

       (ii)  an opinion of Munger, Tolles & Olson LLP (or other nationally-recognized tax counsel satisfactory to White Mountains in its reasonable discretion), to the effect that the proposed action will not affect the Tax treatment of the Transactions; or

      (iii)  the prior written consent of White Mountains, which consent may be provided or withheld by White Mountains in its reasonable discretion,

provided that (A) in the case of (i) and (ii) such ruling or opinion, as applicable, is satisfactory to White Mountains in its reasonable discretion and (B) in each case, such ruling, opinion or consent, as applicable, is based on facts and representations provided by Berkshire Hathaway or General Reinsurance that are true, complete and correct in all material respects.  For each such opinion, ruling or consent described in this Section 9.01(b), Berkshire Hathaway or General Reinsurance shall certify to White Mountains that the facts and representations on which any such opinion, ruling or consent is based are true, complete and correct in all material respects.

(c)  Berkshire Hathaway’s Affiliates currently conduct certain insurance activities involving the management of property and casualty insurance or reinsurance companies in run-off, as well as the management of books of insurance or reinsurance contracts in run-off assumed from property and casualty insurance or reinsurance companies.  Such activities are substantially similar to the activities of the IAG  Business and the CCIC Business (the “Berkshire Run-off Business”).  During the period that begins on the Closing and ends on the second anniversary of the Closing Date, (i) the same managers that manage the Berkshire Run-off Business will also manage the CCIC Business and the IAG Business, (ii) the Berkshire Run-off Business, the CCIC Business and the IAG Business will be managed together as one business activity, and (iii) Berkshire Hathaway and its Affiliates will continue to seek on an opportunistic basis (x) to acquire additional property and casualty insurance or reinsurance companies in run-off and (y) to assume additional property and casualty insurance or reinsurance contracts in run-off to add to the Berkshire Run-off Business, which additions, if made, will be managed together with the Berkshire Run-off Business, the CCIC Business and the IAG Business as one business activity.

SECTION 9.02.  White Mountains Covenant.  Immediately after the Exchange, White Mountains will be engaged in the active conduct of a trade or business (within the meaning of Section 355(b) of the Code), and White Mountains will continue to be engaged, in a manner both consistent with the operation of such active trade or business at the time of the Exchange and compliant with Section 355(b) of the Code, in such active trade or business during the period that begins on the Closing and ends on the second anniversary of the Closing Date.

SECTION 9.03.  Mutual Covenant.  From the date of this Agreement until the Closing, the Parties will not take any action or fail to take any required action (and will not permit their Affiliates to take any action or fail to take any required action) with respect to White Mountains, its Affiliates, the Company Group or the operation of the Berkshire Run-off Business which action or failure to take a required action could reasonably be expected to result in a Material Increase in Tax Risk.  For the avoidance of doubt, except as otherwise expressly provided in this Agreement (including Sections 8.03, 9.01 or 9.03), nothing in this Agreement shall require Berkshire Hathaway, General Reinsurance or any of their Affiliates to, or require any such party to agree to (i) sell, divest, hold separate, transfer to the Company or any of its Subsidiaries or otherwise dispose of their assets or businesses in a specified manner or (ii) conduct their businesses in a specified manner, in each case whether as a condition to obtaining approval from a Governmental Authority or any other Person or for any other reason.

SECTION 9.04.  Other IRS Ruling Requests.  Except as provided in Section 9.01(b), each Party covenants and agrees that subsequent to the Closing Date it will not file, and it will cause its Subsidiaries to refrain from filing, any ruling request with the IRS (i) in respect of any part of the Transactions, or (ii) that may reasonably be expected to have any effect on the Tax treatment of the Transactions, in each case without the consent of the other Parties (which consent shall not be unreasonably withheld or delayed).

SECTION 9.05.  Tax Reporting of the Exchange.  (a)  Except as otherwise provided in this Section 9.05, the Tax treatment reported on any Tax Return of Tax items relating to the Exchange shall be consistent with the treatment of such Tax items in the IRS Ruling.

(b)  Notwithstanding Section 9.05(a), if at least 45 days prior to the due date (taking into account any extensions) for Berkshire Hathaway’s Tax Return for the year that includes the Closing Date, Berkshire Hathaway shall have delivered to White Mountains a notice stating that a Material Increase in Tax Risk has occurred, then the Parties will report the Exchange as taxable unless Berkshire Hathaway shall have received, as soon as reasonably practicable (but not later than five days prior to such due date), an opinion from Cravath, Swaine and Moore LLP (which opinion shall, at Berkshire Hathaway’s election after consultation with White Mountains, be a Covered Opinion) to the effect that it is more likely than not that the Intended Tax-Free Treatment will be sustained.

(c)  Notwithstanding Section 9.05(a), if White Mountains shall have exercised its right pursuant to Section 9.02(b) of the Exchange Agreement to require the consummation of the Transactions, then the Parties will report the Exchange as taxable.

(d)  Notwithstanding Section 9.05(a), if Berkshire Hathaway shall have exercised its right pursuant to Section 9.02(a) of the Exchange Agreement to require the consummation of the Transactions, then the Parties will report the Exchange as qualifying for the Intended Tax-Free Treatment unless, at least 10 days prior to the due date (taking into account any extensions) for Berkshire Hathaway’s Tax Return for the year that includes the Closing Date, Berkshire Hathaway notifies White Mountains of its intention to report the Exchange as taxable.

(e)  Notwithstanding anything in the Transaction Agreements to the contrary, including without limitation this Section 9.05, no Person shall be required under the Transaction Agreements to take a Tax reporting position with respect to the Transactions unless there is a reasonable basis for such position.

(f)  Each Party shall timely comply with any information reporting requirements imposed by any Tax Authority with respect to the Exchange.

SECTION 9.06.  Limitation on Covenants if a Party Exercises its Option to Require Consummation.  Notwithstanding anything in the Transaction Agreements to the contrary, upon the occurrence of a Non-Qualification Event, the Parties shall be released from future compliance with the covenants contained in Sections 9.01, 9.02, 9.03 and 9.04.

ARTICLE X

TREATMENT OF PAYMENTS; TAX GROSS UP

SECTION 10.01.  Treatment of Certain Payments.  (a)  Any payments made by White Mountains or its Affiliates to Berkshire Hathaway, General Reinsurance or their Affiliates under the Transaction Agreements shall be reported for Tax purposes by the Indemnifying Party and the Indemnified Party as capital contributions from White Mountains to the Company occurring immediately prior to the Exchange.

(b)  Any payments made by Berkshire Hathaway, General Reinsurance or their Affiliates to White Mountains or its Affiliates under the Transaction Agreements shall be reported for Tax purposes by the Indemnifying Party and the Indemnified Party as distributions by the Company to White Mountains occurring immediately prior to the Exchange.

SECTION 10.02.  Payments of Interest.  Notwithstanding anything to the contrary herein, to the extent the Indemnifying Party makes a payment of interest to the Indemnified Party as provided in Article IV, the interest payment shall be treated as interest expense to the Indemnifying Party (deductible to the extent provided by applicable Tax Law) and as interest income by the Indemnified Party (includible in income to the extent provided by applicable Tax Law).

SECTION 10.03.  Tax Gross Up.  If, notwithstanding Section 10.01, there is an adjustment to the Tax liability of a Party as a result of its receipt of an indemnity payment under Article II or a payment of interest under Section 10.02, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Taxes payable (including withholding Taxes with respect to payments of interest under Section 10.02) with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Taxes), shall equal the amount of the payment that the Party receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

If to Berkshire Hathaway or General Reinsurance, to:

Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska 68131
Attention: Chief  Financial Officer
Facsimile: (402) 346-3375

and with a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, California 90071
Attention: Robert E. Denham
Facsimile: (213) 687-3702

If to White Mountains or the Company, to:

White Mountains Insurance Group, Ltd.
80 South Main
Hanover, New Hampshire 03755
Attention: Robert Seelig, General Counsel
Facsimile: (603) 640-2200

and with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:  Stephen L. Gordon
Facsimile:  (212) 474-3700

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given (i) when delivered by hand or transmitted by telecopy (answer back received), if received prior to 5 P.M. on a Business Day, otherwise on the next Business Day, or (ii) one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested.

SECTION 11.02.  No Third-Party Beneficiaries.  Other than as provided in Section 11.06, this Agreement is not intended to confer any rights or remedies upon any Person other than the Parties.

SECTION 11.03.  Amendments; Waivers.  (a)  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.  For the avoidance of doubt, any provision of any Exhibit to this Agreement may be amended if, but only if, such amendment is in writing and is signed by each Party.

(b)  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(c)  Any consent provided under this Agreement must be in writing, signed by the Party against whom enforcement of such consent is sought.

SECTION 11.04.  Expenses.  Regardless of whether the Transactions are consummated, except as otherwise expressly provided in the Transaction Agreements, each of the Parties shall pay its own expenses incident to this Agreement, the other Transaction Agreements and the consummation of the Transactions (including legal fees and filing fees).

SECTION 11.05.  Late Payments.  Any amount owed by one Party to another Party under this Agreement that is not paid when due shall bear interest at the Prime Rate plus 2%, compounded semiannually, from the due date of the payment to the date paid.

SECTION 11.06.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  None of the Parties shall be permitted to assign its rights or obligations under this Agreement to any Person without the prior written consent of the other Parties.

SECTION 11.07.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 11.08.  Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions will be brought exclusively in the state courts of the State of New York located in New York, New York, or in the Federal courts located in the State of New York.  Each of the Parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.01 shall be deemed effective service of process on such Party.

SECTION 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

SECTION 11.10.  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement.  Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart.  This Agreement shall become effective when each Party shall have received counterparts hereof signed by all of the other Parties.

SECTION 11.11.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 11.12.  Integration.  This Agreement constitutes the agreement among the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Exchange Agreement or any other agreements relating to the Transactions, the provisions of this Agreement shall control.

SECTION 11.13.  Entire Agreement.  This Agreement (including the Schedules and Exhibits attached hereto or delivered in connection herewith) and the other Transaction Agreements constitute the entire agreement among the Parties with respect to the matters covered hereby and thereby, and all written or oral agreements, representations, warranties or covenants previously existing between the Parties with respect to such subject matter are cancelled and are not part of this Agreement or the other Transaction Agreements.

SECTION 11.14.  Publicity; Public Announcements.  White Mountains and General Reinsurance will reasonably cooperate with each other in connection with the issuance of mutually acceptable press releases to be issued on or promptly after the date of execution hereof announcing the execution of this Agreement.  Each of White Mountains and General Reinsurance agrees not to, and to cause each of their respective Affiliates not to, issue, or cause or permit to be issued, any press release or other public statement regarding this Agreement or the Transactions without the prior written consent of the other, except, if, in the reasonable judgment of the Party seeking to disclose, such release or statement is required by applicable law (including the rules and regulations of the United States Securities and Exchange Commission) or by any securities exchange or association on which such Person’s securities are listed or traded (including pursuant to any listing agreement), in which case the Party required to make the release or announcement shall allow the other Party reasonable time (taking into account any time requirements for regulatory filings) to comment on such release or announcement (so as to confirm the accuracy of any statements therein regarding such other Party, among other things) and thereafter the Party required to make the release or announcement is permitted to make such release or announcement.

SECTION 11.15.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.16.  Further Assurances.  The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Subsidiaries and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Claims (or portions thereof) under the control of such other Parties in accordance with Article VI.

SECTION 11.17.  No Strict Construction.  Each Party acknowledges that this Agreement has been prepared jointly by the Parties and shall not be strictly construed against any Party.

SECTION 11.18.  Termination.  This Agreement shall be automatically terminated in the event that (i) no Closing occurs or (ii) the Exchange Agreement is terminated; provided that this Agreement, in circumstances described in Section 9.02 of the Exchange Agreement, shall be deemed to no longer be terminated.  In the event of the termination of this Agreement pursuant to this Section 11.18, this Agreement, except for the provisions of this Section 11.18, shall become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders.

SECTION 11.19.  Enforcement.  The parties hereto agree that prior to the Closing, money damages or other remedies at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them prior to the Closing, each of them shall, prior to the Closing, be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default and to other equitable relief, including specific performance, without bond or other security being required.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the 8th day of March, 2008.

WHITE MOUNTAINS INSURANCE GROUP, LTD.,

By:	/s/ Raymond Barrette
Name: Raymond Barrette
Title: Chairman and Chief Executive Officer

BERKSHIRE HATHAWAY INC.,

By:	/s/ Marc D. Hamburg
Name: Marc D. Hamburg
Title: Chief Financial Officer

GENERAL REINSURANCE CORPORATION,

By:	/s/ William G. Gasdaska, Jr.
Name: William G. Gasdaska, Jr.
Title: Chief Financial Officer

RAILSPLITTER HOLDINGS CORPORATION,

By:	/s/ Jason R. Lichtenstein
Name: Jason R. Lichtenstein
Title: Authorized Signatory